As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRIOTT VACATIONS WORLDWIDE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-2598330
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6649 Westwood Blvd.

Orlando, FL 32821

(Address of Principal Executive Offices, Zip Code)

Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan

(Full title of the plan)

James H Hunter, IV

Executive Vice President and General Counsel and Secretary

Marriott Vacations Worldwide Corporation.

6649 Westwood Blvd.

Orlando, FL 32821

(Name and address of agent for service)

(407) 206-6000

(Telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share to be issued pursuant to future awards under the Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan	500,000	$86.60 (3)	$43,300,000 (3)	$5,031.46

(1)	In addition to the number of shares of the common stock, par value $0.01 per share (the “Common Stock”) of Marriott Vacations Worldwide Corporation (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock, that may be granted pursuant to the compensatory stock plan listed above.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon a 5% discount from the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on July 20, 2015, such discount representing the maximum permissible discount offered pursuant to such plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Marriott Vacations Worldwide Corporation (the “Registrant”), relating to 500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible persons under the Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Registrant’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above; and

3.	The Registrant’s Registration Statement on Form 10-12B (Registration No. 001-35219) initially filed with the Commission on June 28, 2011, as amended, which includes a description of the Registrant’s capital stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1, and any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to the Registrant or to its shareholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL a director can be held liable (1) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (4) for any transaction from which the director derives an improper personal benefit.

While the Charter provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the Charter has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Charter described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director, and do not apply to officers of the Registrant who are not directors.

The Company’s Bylaws require it to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Registrant or, while a director, officer or employee of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. The Registrant is authorized under its Bylaws to carry directors’ and officers’ insurance protecting the Registrant, any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the DGCL. The Registrant may, to the extent authorized from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in the Registrant’s Bylaws.

By its terms, the indemnification that is provided in the Registrant’s Bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of shareholders or directors, provisions of the Registrant’s Charter or Bylaws or otherwise. Any amendment, alteration or repeal of the Registrant’s Bylaws’ indemnification provisions is, by the terms of the Registrant’s Bylaws, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 23, 2015.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Stephen P. Weisz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H Hunter, IV and Stephen P. Weisz, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Stephen P. Weisz Stephen P. Weisz	President and Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2015

/s/ John E. Geller, Jr. John E. Geller, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 23, 2015

/s/ Laurie A. Sullivan Laurie A. Sullivan	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	July 23, 2015

/s/ William J. Shaw William J. Shaw	Chairman and Director	July 23, 2015

/s/ C.E. Andrews C. E. Andrews	Director	July 23, 2015

/s/ Raymond L. Gellein, Jr. Raymond L Gellein, Jr.	Director	July 23, 2015

/s/ Thomas J. Hutchinson III Thomas J. Hutchinson III	Director	July 23, 2015

/s/ Melquiades R. Martinez Melquiades R. Martinez	Director	July 23, 2015

/s/ William W. McCarten William W. McCarten	Director	July 23, 2015

/s/ Dianna F. Morgan Dianna F. Morgan	Director	July 23, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.2	Restated Bylaws of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 22, 2011).

4.3	Form of certificate representing shares of common stock, par value $0.01 per share, of Marriott Vacations Worldwide Corporation (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed on October 14, 2011).

5.1*	Opinion of Gibson, Dunn & Crutcher, LLP.

23.1*	Consent of Counsel (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 11, 2015).

*	Filed herewith.